Form 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA (State of incorporation or organization)	95-2039211 (I.R.S. Employer Identification No.)

1960 East Grand Avenue, El Segundo, California	90245-4608

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

COMMON STOCK	AMERICAN STOCK EXCHANGE
PACIFIC STOCK EXCHANGE
PREFERRED SHARE PURCHASE RIGHTS	AMERICAN STOCK EXCHANGE
PACIFIC STOCK EXCHANGE

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     [X]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     [   ]

      Securities Act registration statement file number to which this form relates: None

      Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of class)

Explanatory Note: The Registrant has previously filed a Form 8-K, dated March 13, 2000 and a Form 8-A/A, dated March 10, 2000, relating to the Registrant changing the listing of its securities from the New York Stock Exchange to the American Stock Exchange. The Registrant deems it advisable to confirm the registration of its securities effected by such previous filings and to reflect that its securities are also listed on the Pacific Stock Exchange. Accordingly, the Registrant has filed this Form 8-A.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities To Be Registered.

      The authorized capital stock of Bell Industries, Inc., a California corporation (the “Company”) consists of 35,000,000 shares of common stock, and 1,000,000 shares of preferred stock. The description of the common stock which is to be registered is hereby incorporated by reference to the section entitled “Description of Securities to be Registered — Description of Capital Stock” in the Company’s Form 8-A/A dated March 10, 2000.

      Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by the Company on February 25, 1999 (the “Original Form 8-A”) relating to the rights distributed to the stockholders of the Company in connection with the Rights Agreement dated as of February 1, 1999 (the “Rights Agreement”) between the Company and Harris Trust Company of California (“Harris”), as Rights Agent. The Board of Directors of the Company has approved changing the Rights Agent under the Rights Agreement from Harris to Computershare Investor Services, LLC (“Computershare”). The Company, Harris and Computershare entered into a First Amendment to Rights Agreement (the “First Amendment”) which amended the Rights Agreement in order to appoint Computershare as Rights Agent thereunder and make certain other changes. A copy of the First Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference.

      A description of the Rights to Purchase Series A Junior Participating Preferred Stock of the Company is set forth under the heading “Description of Securities to be Registered” in the Company’s Form 8-A dated February 25, 1999, and is incorporated herein by reference.

Item 2. Exhibits

      The following exhibit is filed as part of this Registration Statement on Form 8-A:

Exhibit No	Description

      1. First Amendment to Rights Agreement, dated as of May 30, 2001, by and between Bell Industries, Inc., Harris Trust Company of California and Computershare Investor Services, LLC.

SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Bell Industries, Inc.

DATE: May 30, 2001

By:	/s/ Tracy Edwards

Tracy Edwards
President